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Exhibit 10.44

Sears Holdings Corporation 2006
Annual Incentive Plan

Annual Incentive Plan Document

Overview

Plan Objective	The Sears Holdings Corporation 2006 Annual Incentive Plan ("AIP") is designed to:
• Reward eligible associates for sustained company financial performance
• This AIP is established under the Sears Holdings Corporation Umbrella Incentive Program.

Participation	All salaried associates.

Plan Description	The AIP will consist primarily of two financial components consisting of EBITDA and Merchandise Margin.
The AIP EBITDA definition will be consistent with the definition of EBITDA in the Sears Holdings Corporation 2006 Long-Term Incentive Program (LTIP).

Sears Canada EBITDA will be measured in Canadian dollars and will be consistent with the definition of EBITDA (earnings before interest, taxes, depreciation and amortization) as reported in the external financial statements.

The Merchandise Margin for Sears, Roebuck and Co. business will be defined as Sears Internal Gross Margin; Gross profit (merchandise sales less cost of goods and shrink, including impact of associate discounts) plus vendor subsidy (excluding advertising subsidy), plus vendor penalties and audit recoveries, less expenses related to repairing items under warranty, less net markdowns on returns, less internal 0% financing charge (5.5% of net 0% sales—eliminated at Corporate).

The Merchandise Margin for Kmart Holding Corporation businesses will be defined as Kmart Gross Margin with Allowances; Gross profit (merchandise sales less cost of goods and shrink, excluding impact of associate discounts) plus vendor and advertising subsidy. Does not include vendor penalties and audit recoveries.

Performance and Award Periods
The performance period (i.e., period of time by which participants are evaluated on the established performance criteria) for the AIP will follow the Sears Holdings Corporation fiscal year. AIP awards will be paid to eligible participants on an annual basis, within a reasonable time following the close of the performance period.
The 2006 AIP performance period ends on 2/3/2007.

Incentive Award Opportunity
Incentive award opportunity will be determined by job based on the competitive marketplace. Incentive opportunity for each job is defined as a percentage of base salary and includes minimum, target, and maximum values.
Incentive award is based on actual performance versus goals established.

2006 AIP provides a minimum opportunity equal to 0% of target incentive and maximum opportunity equal to 200% of target incentive. Also, the Compensation Committee reserves the right to apply discretion to any incentive award, except with respect to 162(m) performance awards in which no positive discretion is permitted.

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Individual Modifier	•	Individual modifier allows the calculated financial award to be modified, positively or negatively, based on individual performance
		— Total incentive award can not be modified above the 200% maximum
	•	Individual performance will modify the incentive award in the following manner

		Performance	Rating	Modifier

		Exceeds	5	0% - 25%
		Above	4	0% - 15%
		Average	3	No adjustment
		Below	2	- 25%
		Poor	1	- 100%

Goal-Setting	Financial Goals
Financial goals include threshold, target, and maximum/excellence levels of performance.
•
Threshold performance reflects the minimum hurdle that must be achieved before any AIP award is earned. This level of performance should approximate the previous year's performance, but may need to be modified depending on the level of previous year's performance (e.g. 90% of target).
• Target performance reflects an expected level of performance, consistent with the business strategy. The level of performance should represent plan.
• Maximum/Excellence performance reflects performance that significantly exceeds company and shareholder expectations (125% of target).
The Compensation Committee approves company financial goals for the AIP.
2006 AIP performance levels:
• Threshold = 60% payout
• Target = 100% payout
• Maximum/Excellence = 200% payout
Financial performance falling in-between is straight-lined interpolated.

Administration	Administration Policies follow.

Roles and Responsibilities	Roles and Responsibilities follow.

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Administration Policies

Policy	Description

Award Date	Earned incentive awards will be paid to eligible participants within 75 days from the close of the performance period.
An eligible participant must be actively employed on the award date in order to receive any earned AIP award (unless otherwise required by law).

Job Change
In general, an associate's target annual incentive will reflect the target of the new job, while maintaining a comparable level of target total cash compensation opportunity. Accordingly, any adjustment to target incentive should be assessed in conjunction with any concurrent base pay adjustments.

If an individual's target incentive changes during the plan year, any earned incentive will be pro-rated (see "Pro-ration" policy for more detailed information) on a daily basis, based on the time in each incentive-eligible assignment.
Below are several common types of job changes and the typical target incentive action:
Promotions: target incentive should immediately reflect that of the new job.

Developmental: if target incentive for new job is lower than that of current job, target incentive may be reduced. However, overall target total cash compensation opportunity (i.e., sum of salary and target incentive) for the new job should be comparable to the current job's target total cash compensation opportunity.
Demotions: target incentive should be immediately reduced to that of the new job.
Exceptions will be handled on a case by case basis, under the discretion of the Human Resources Generalist and business executive. (See "Incentive Exceptions" for additional information.)

Incentive Target Standardization
All associates within the same job category will have a standard target incentive. For those jobs that have not been "standardized", incumbents will retain their current target incentive until the pre-determined standardization date. Upon standardization, all incumbents will immediately assume the standard target incentive for that job.

Incentive Pro-ration	Any pro-ration of AIP awards will take place on a daily basis, based on the actual event date of a participant's job change or employment status change.

Employment Status Change	Termination with cause: A participant whose employment is terminated for cause will forfeit any earned AIP award.

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Voluntary termination: A participant who voluntarily terminates employment (resigns) prior to the AIP award date will forfeit any earned AIP award.
Involuntary termination: A participant who terminates employment due to job elimination, unit closing, reorganization, business exit, or layoff will forfeit any earned AIP award.

Leave of absence: A participant who is on a leave of absence during the plan year will be eligible for a pro-rata portion of the incentive payment based on the number of days on active payroll during the plan year.

Retirement: If a participant retires during the plan year, any earned incentive award will be pro-rated based on the number of active days during the plan year and will be paid on the award date. If a participant retires after the end of the plan year but before the award date, the participant will be eligible to receive full payment of any earned incentive on the award date.

Death: If a participant dies during the plan year, any earned incentive award will be pro-rated based on the number of days on active payroll during the plan year and will be paid on the award date. If a participant dies after the end of the plan year but before the award date, the participant will be eligible to receive full payment of any earned incentive on the award date.
Disability: Any time on short-term disability during the plan year will be treated as actively working and will be eligible for any earned incentive award.

Reinstatement: If a participant is reinstated during the plan year, any earned incentive award will be pro-rated based on the number of active days during the plan year following reinstatement. Any incentive earned prior to employment termination will be forfeited.

Incentive Exceptions	For associates below the Named Executive Officers, business realities may dictate the need for an incentive exception in certain situations. Examples may include:
	1.	Business reorganization
	2.	Unit opening, conversion, and/or remodel
	3.	Field management jobs—transfer to unit or district with significantly different performance
A request for incentive exception must be submitted to Corporate Compensation for review and requires approval of the Office of the Chairman.

Taxation	All AIP awards are subject to applicable taxes and withholding as defined by law. Applicable taxes are the responsibility of the participant.

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Plan Amendment or Termination
Participation in the AIP is at the discretion of the company and shall not constitute a guarantee of employment. No incentive amounts under this program are guaranteed. The AIP may be amended or terminated at any time at the Company's sole discretion.

Roles and Responsibilities

Role	AIP Responsibilities

Sears Holdings Corporation Compensation Committee	•	Final approval for Plan, incentive plan assignments, performance goals, and Plan administration.

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Sears Holdings Corporation 2006 Annual Incentive Plan
Annual Incentive Plan Document